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                                                                     EXHIBIT 4.3

                               SECURITY AGREEMENT

         THIS SECURITY AGREEMENT dated as of May 14, 2001 ("SECURITY AGREEMENT"), is made by INTERNET PICTURES CORPORATION, a Delaware corporation ("GRANTOR"), in favor of IMAGE INVESTOR PORTFOLIO, a separate series of MEMPHIS ANGELS, LLC, a Delaware limited liability company ("SECURED PARTY").

                                    RECITALS

         A. Secured Party has made and has agreed to make certain advances of money and to extend certain financial accommodation to Grantor as evidenced by that certain Convertible Promissory Note (the "NOTE") dated as of the date hereof executed by Grantor in favor of Secured Party (collectively, the "LOANS").

         B. Secured Party is willing to make the Loans to Grantor, but only upon the condition, among others, that Grantor shall have executed and delivered to Secured Party this Security Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in order to induce Secured Party to make the Loans and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Grantor hereby represents, warrants, covenants and agrees as follows:

         1. DEFINED TERMS. When used in this Security Agreement the following terms shall have the following meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):

         "COLLATERAL" shall have the meaning assigned to such term in Section 2 of this Security Agreement.

         "CONTRACTS" means all contracts (including any customer, vendor, supplier, service or maintenance contract), leases, licenses, undertakings, purchase orders, permits, franchise agreements or other agreements (other than any right evidenced by Chattel Paper, Documents or Instruments), whether in written or electronic form, in or under which Grantor now holds or hereafter acquires any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

         "COPYRIGHT LICENSE" means any agreement, whether in written or electronic form, in which Grantor now holds or hereafter acquires any interest, granting any right in or to any Copyright or Copyright registration (whether Grantor is the licensee or the licensor thereunder) including, without limitation, licenses pursuant to which Grantor has obtained the exclusive right to use a copyright owned by a third party.

         "COPYRIGHTS" means all of the following now owned or hereafter acquired or created (as a work for hire for the benefit of Grantor) by Grantor or in which Grantor now holds or hereafter acquires or receives any right or interest, in whole or in part: (a) all copyrights, whether registered or unregistered,



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held pursuant to the laws of the United States, any State thereof or any other country; (b) registrations, applications, recordings and proceedings in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country; (c) any continuations, renewals or extensions thereof; (d) any registrations to be issued in any pending applications, and shall include any right or interest in and to work protectable by any of the foregoing which are presently or in the future owned, created or authorized (as a work for hire for the benefit of Grantor) or acquired by Grantor, in whole or in part; (e) prior versions of works covered by copyright and all works based upon, derived from or incorporating such works; (f) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to copyrights, including, without limitation, damages, claims and recoveries for past, present or future infringement; (g) rights to sue for past, present and future infringements of any copyright; and (h) any other rights corresponding to any of the foregoing rights throughout the world.

         "EVENT OF DEFAULT" means (i) any failure by Grantor forthwith to pay or perform any of the Secured Obligations within the cure period, if any, applicable thereto, (ii) any report, information or notice made to, obtained or received by Secured Party at any time after the date hereof indicating that Secured Party's security interest is not prior to all other security interests or other interests reflected in such report, information or notice, (iii) any breach by Grantor of any warranty, representation, or covenant set forth herein, and (iv) any "Event of Default" as defined in the Note.

         "LICENSE" means any Copyright License, Patent License, Trademark License or other license of rights or interests, whether in-bound or out-bound, whether in written or electronic form, now or hereafter owned or acquired or received by Grantor or in which Grantor now holds or hereafter acquires or receives any right or interest, and shall include any renewals or extensions of any of the foregoing thereof.

         "LIEN" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

         "PATENT LICENSE" means any agreement, whether in written or electronic form, in which Grantor now holds or hereafter acquires any interest, granting any right with respect to any invention on which a Patent is in existence (whether Grantor is the licensee or the licensor thereunder).

         "PATENTS" means all of the following in which Grantor now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof and all applications for letters patent of the United States or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; (b)all reissues, divisions, continuations, renewals, continuations-in-part or extensions thereof; (c) all petty patents, divisionals and patents of addition; (d) all patents to issue in any such applications; (e) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to patents, including, without


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limitation, damages, claims and recoveries for past, present or future infringement; and (f) rights to sue for past, present and future infringements of any patent.

         "PERMITTED LIEN" shall have the meaning set forth in that certain Securities Purchase Agreement dated of even date herewith between Grantor and Secured Party (the "PURCHASE AGREEMENT").

         "REVISED ARTICLE 9" has the meaning set forth in Section 3.

         "SECURED OBLIGATIONS" means (a) the obligation of Grantor to repay Secured Party all of the unpaid principal amount of, and accrued interest on (including any interest that accrues after the commencement of bankruptcy), the Loans, (b) the obligation of Grantor to pay any fees, costs and expenses of Secured Party under the Note or under Section 7(d) hereof and (c) all other indebtedness, liabilities and obligations of Grantor to Secured Party, whether now existing or hereafter incurred, and whether created under, arising out of or in connection with any Document (as defined in the Purchase Agreement) or any other written agreement or otherwise.

         "SECURITY AGREEMENT" means this Security Agreement and all Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated.

         "TRADEMARK LICENSE" means any agreement, whether in written or electronic form, in which Grantor now holds or hereafter acquires any interest, granting any right in and to any Trademark or Trademark registration (whether Grantor is the licensee or the licensor thereunder).

         "TRADEMARKS" means any of the following in which Grantor now holds or hereafter acquires any interest: (a) any trademarks, tradenames, corporate names, company names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country (collectively, the "MARKS"); (b) any reissues, extensions or renewals thereof; (c) the goodwill of the business symbolized by or associated with the Marks; (d) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to the Marks, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (e) rights to sue for past, present and future infringements of the Marks.

         "UCC" means the Uniform Commercial Code as the same may from time to time be in effect in the State of Delaware (and each reference in this Security Agreement to an Article thereof (denoted as a Division of the UCC as adopted and in effect in the State of Delaware) shall refer to that Article (or Division, as applicable) as from time to time in effect, which in the case of Article 9 shall include and refer to Revised Article 9 from and after the date Revised Article 9 shall become effective in the State of Delaware); PROVIDED, HOWEVER, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Secured Party's security interest in any

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Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Delaware, the term "UCC" shall mean the Uniform Commercial Code (including the Articles thereof) as in effect at such time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

         In addition, the following terms shall be defined terms having the meaning set forth for such terms in the UCC: "Account" (including health-care-insurance receivables), "Account Debtor", "Chattel Paper" (including tangible and electronic chattel paper), "Commercial Tort Claims", "Commodity Account", "Deposit Account", "Documents", "Equipment" (including all accessions and additions thereto), "Fixtures", "General Intangible" (including payment intangibles and software), "Instrument", "Intellectual Property", "Inventory" (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), "Investment Property" (including securities and securities entitlements), "Letter-of-Credit Right" (whether or not the letter of credit is evidenced by a writing), "Payment Intangibles", "Proceeds", "Promissory Notes", "Securities Account", and "Supporting Obligations". Each of the foregoing defined terms shall include all of such items now owned, or hereafter acquired, by Grantor.

         All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement.

         2. GRANT OF SECURITY INTEREST. As collateral security for the full, prompt, complete and final payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations and in order to induce Secured Party to cause the Loans to be made, Grantor hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to Secured Party, and hereby grants to Secured Party, a security interest in all of Grantor's right, title and interest in, to and under the following, whether now owned or hereafter acquired, (all of which being collectively referred to herein as the "COLLATERAL"):

                  (a) All Accounts of Grantor;

                  (b) All Chattel Paper of Grantor;

                  (c) All Commercial Tort Claims of Grantor;

                  (d) All Contracts of Grantor;

                  (e) All Deposit Accounts of Grantor;

                  (f) All Documents of Grantor;

                  (g) All Equipment of Grantor;

                  (h) All Fixtures of Grantor;

                  (i) All General Intangibles of Grantor, including, without limitation, Payment Intangibles, all Copyrights, Patents, Trademarks, Licenses, designs, drawings, technical information, marketing plans, customer lists, trade


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secrets, proprietary or confidential information, inventions (whether or not patentable), procedures, know-how, models and data;

                  (j) All Instruments of Grantor, including, without limitation, Promissory Notes;

                  (k) All Inventory of Grantor;

                  (l) All Investment Property of Grantor;

                  (m) All Letter-of Credit Rights of Grantor;

                  (n) All Supporting Obligations of Grantor;

                  (o) All property of Grantor held by Secured Party, or any other party for whom Secured Party is acting as agent hereunder, including, without limitation, all property of every-description now or hereafter in the possession or custody of or in transit to Secured Party or such other party for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of Grantor, or as to which Grantor may have any right or power;

                  (p) All other goods and personal property of Grantor, wherever located, whether tangible or intangible, and whether now owned or hereafter acquired, existing, leased or consigned by or to Grantor; and

                  (q) To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of each of the foregoing.

         Notwithstanding the above, Grantor's interest in the assets described in Exhibit "A" attached hereto and incorporated herein by reference shall not constitute Collateral.

         This Security Agreement also does not include any obligation described above which is secured by a consensual lien on real property.

         3. REVISED ARTICLE 9. The parties acknowledge that revised Article 9 of the Uniform Commercial Code in the form approved by the American Law Institute and the National Conference of Commissioners on Uniform State Law and contained in the 1999 official text of Revised Article 9 ("REVISED ARTICLE 9") has been adopted in the States of California, Tennessee and Delaware and elsewhere and hereby agree to the following provisions of this Security Agreement in anticipation of the possible application thereof, in one or more jurisdictions, to the transactions contemplated hereby.

                  (a) In applying the law of any jurisdiction in which Revised
Article 9 is in effect, the Collateral is all assets of Grantor described in
Section 2, whether or not within the scope of Revised Article 9. The Collateral shall include the following categories of assets as defined in Revised Article 9: goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, general intangibles (including payment on intangibles and software), supporting obligations and any and all proceeds of



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any thereof, wherever located, whether now owned or hereafter acquired. If
Grantor shall at any time, whether or not Revised Article 9 is in effect in any particular jurisdiction, acquire a commercial tort claim, as defined in Revised
Article 9, Grantor shall promptly notify Secured Party in a writing signed by Grantor of the brief details thereof and grant to Secured Party in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance reasonably satisfactory to Secured Party.

                  (b) Secured Party may at any time and from time to time file financing statements, continuation statements (including "in lieu" continuation statements) and amendments thereto that describe the Collateral as all assets of Grantor or words of similar effect and which contain any other information required by Part 5 of Revised Article 9 for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Grantor is an organization, the type of organization and any organization identification number issued to Grantor. Grantor agrees to furnish any such information to Secured Party promptly upon request. Any such financing statements, continuation statements or amendments may be signed by Secured Party on behalf of Grantor and may be filed at any time in any jurisdiction whether or not Revised Article 9 is then in effect in that jurisdiction.

                  (c) Grantor shall at any time and from time to time, whether or not Revised Article 9 is in effect in any particular jurisdiction, take such steps as Secured Party may reasonably request for Secured Party (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to Secured Party, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for Secured Party, (ii) to obtain "control" of any investment property, deposit accounts, letter-of-credit rights or electronic chatter paper (as such terms are defined in Revised Article 9 with corresponding provisions in Rev. ss.ss. 9-104, 9-105, 9-106 and 9-107 relating to what constitutes "control" for such items of Collateral), with any agreements establishing control to be in form and substance reasonably satisfactory to Secured Party, and (iii) otherwise to insure the continued perfection and priority of Secured Party's security interest in any of the Collateral and of the preservation of its rights therein, whether in anticipation of or following the effectiveness of Revised Article 9 in any jurisdiction.

                  (d) Nothing contained in this Section 3 shall be construed to narrow the scope of Secured Party's security interest in any of the Collateral or the perfection or priority thereof or to impair or otherwise limit any of the rights, powers, privileges or remedies of Secured Party hereunder except (and then only to the extent) mandated by Revised Article 9 to the extent then applicable.

         4. RIGHTS OF SECURED PARTY; COLLECTION OF ACCOUNTS.

                  (a) Notwithstanding anything contained in this Security Agreement to the contrary, Grantor expressly agrees that it shall remain liable under each of its Contracts and each of its Licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder and that it shall perform all of its duties and obligations thereunder, all in



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accordance with and pursuant to the terms and provisions of each such Contract or License. Secured Party shall not have any obligation or liability under any Contract or License by reason of or arising out of this Security Agreement or the granting to Secured Party of a lien therein or the receipt by Secured Party of any payment relating to any Contract or License pursuant hereto, nor shall Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of Grantor under or pursuant to any Contract or License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract or License, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

                  (b) Secured Party authorizes Grantor to collect its Accounts, provided that such collection is performed in a prudent and businesslike manner, and Secured Party may, upon the occurrence and during the continuation of any Event of Default and without notice, limit or terminate said authority at any time. Upon the occurrence and during the continuance of any Event of Default, at the request of Secured Party, Grantor shall deliver all original and other documents evidencing and relating to the performance of labor or service which created such Accounts, including, without limitation, all original orders, invoices and shipping receipts.

                  (c) Secured Party may at any time, upon the occurrence and during the continuance of any Event of Default, without notifying Grantor of its intention to do so, notify Account Debtors of Grantor, parties to the Contracts of Grantor, obligors in respect of Instruments of Grantor and obligors in respect of Chattel Paper of Grantor that the Accounts and the right, title and interest of Grantor in and under such Contracts, Instruments and Chattel Paper have been assigned to Secured Party and that payments shall be made directly to Secured Party. Upon the request of Secured Party, Grantor shall so notify such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper. Upon the occurrence and during the continuance of any Event of Default, Secured Party may, in its name or in the name of others, communicate with such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper to verify with such parties, to Secured Party's satisfaction, the existence, amount and terms of any such Accounts, Contracts, Instruments or Chattel Paper.

         5. REPRESENTATIONS AND WARRANTIES. Grantor hereby represents and warrants to Secured Party that:

                  (a) Except for the security interest granted to Secured Party under this Security Agreement and Permitted Liens, Grantor is the sole legal and equitable owner or, has the power to transfer or, as to Intellectual Property licensed from other persons, is a permitted licensee of each item of the Collateral in which it purports to grant a security interest hereunder, having good and marketable title thereto or the power to transfer, free and clear of any and all Liens except for Permitted Liens.

                  (b) No effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists, except such as may have been filed by Grantor in favor of Secured Party pursuant to this Security Agreement except for Permitted Liens.



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                  (c) This Security Agreement creates a legal and valid security interest on and in all of the Collateral in which Grantor now has rights and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken. Accordingly, Secured Party has a fully perfected first priority security interest in all of the Collateral in which Grantor now has rights subject only to Permitted Liens. This Security Agreement will create a legal and valid and fully perfected first priority security interest in the Collateral in which Grantor later acquires rights, when Grantor acquires those rights subject only to Permitted Liens and additional filings to be made with the United States Copyright Office and/or Patent and Trademark Office as are necessary to perfect Secured Party's security interest in subsequent ownership rights and interests of Grantor in Copyrights, Patents, Trademarks and Licenses.

                  (d) Grantor's taxpayer identification number is, and chief executive office, principal place of business, and the place where Grantor maintains its records concerning the Collateral are presently located at the address set forth on the signature page hereof. If Grantor is a corporation, limited liability company, limited partnership, corporate trust or other registered organization, the State (or if not a state, the other jurisdiction) under whose law such registered organization was organized is set forth on the signature page hereof. The Collateral, other than Deposit Accounts, Securities Accounts, Commodity Accounts and motor vehicles and other mobile goods of the type contemplated in Section 9103(3)(a) of the UCC, is presently located at such address and at such additional addresses set forth on Schedule A attached hereto. Grantor shall not change its taxpayer identification number, jurisdiction of organization or such chief executive office, principal place of business or remove or cause to be removed, the records concerning the Collateral from those premises without prior written notice to Secured Party or as otherwise expressly permitted by the Purchase Agreement.

                  (e) All Collateral of Grantor existing as of the date hereof with respect to which a security interest may be perfected by the Secured Party's taking possession thereof, including, without limitation, all Chattel Paper, Instruments or Investment Property comprising certificated securities is set forth on Schedule B attached hereto. All action necessary or desirable to protect and perfect such security interest in each item set forth on Schedule B, including the delivery of all originals thereof, duly endorsed to Secured Party, has been duly taken. The security interest of Secured Party in Grantor's Collateral listed on Schedule B is prior in right and interest to all other Liens (other than Permitted Liens) and is enforceable as such against creditors of and purchasers from Grantor.

                  (f) The name and address of each depository institution at which Grantor maintains any Deposit Account and the account number and account name of each such Deposit Account is listed on Schedule C attached hereto. The name and address of each securities intermediary or commodity intermediary at which Grantor maintains any Securities Account or Commodity Account and the account number and account name is listed on Schedule C attached hereto. Grantor agrees to amend Schedule C from time to time within five (5) business days after opening any additional Deposit Account, Securities Account or Commodity Account, or closing or changing the account name or number on any existing Deposit Account, Securities Account, or Commodity Account.

                  (g) Grantor is the sole holder of record and the sole beneficial owner of all certificated securities and uncertificated securities pledged to Secured Party by Grantor under Section 2 of this Security Agreement,


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free and clear of any adverse claim, as defined in Section 8102(a)(1) of the
UCC, except for the Lien created in favor of Secured Party by this Security Agreement.

                  (h) None of the Investment Property of Grantor has been transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such transfer may be subject.

                  (i) All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses now owned, held or in which Grantor otherwise has any interest are listed on Schedule D attached hereto. Grantor shall amend Schedule D from time to time within twenty (20) business days after the filing of any application for a Patent, Trademark or Copyright or the issuance of any Patent or registration of any Trademark or Copyright to reflect any additions to or deletions from this list. Except as set forth on Schedule D, none of the Patents, Trademarks or Copyrights has been licensed to any third party.

         6. COVENANTS. Grantor covenants and agrees with Secured Party that from and after the date of this Security Agreement and until the Secured Obligations have been performed and paid in full:

                  6.1 DISPOSITION OF COLLATERAL. Grantor shall not sell, lease, transfer or otherwise dispose of any of the Collateral, or attempt or contract to do so, other than (a) the sale of Inventory, (b) the granting of non-exclusive Licenses and (c) the disposal of worn-out or obsolete Equipment, all in the ordinary course of Grantor's business.

                  6.2 CHANGE OF JURISDICTION OF ORGANIZATION, RELOCATION OF BUSINESS OR COLLATERAL. Grantor shall not change its jurisdiction of organization, relocate its chief executive office, principal place of business or its records, or allow the relocation of any Collateral (except as allowed pursuant to Section 6.1 immediately above) from such address(es) provided to Secured Party pursuant to Section 5(d) above without thirty (30) days prior written notice to Secured Party.

                  6.3 LIMITATION ON LIENS ON COLLATERAL. Grantor shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral, except (a) Permitted Liens and (b) the Lien granted to Secured Party under this Security Agreement. Grantor shall further defend the right, title and interest of Secured Party in and to any of Grantor's rights under the Chattel Paper, Contracts, Documents, General Intangibles, Instruments and Investment Property and to the Equipment and Inventory and in and to the Proceeds thereof against the claims and demands of all persons whomsoever.

                  6.4 LIMITATIONS ON MODIFICATIONS OF ACCOUNTS, ETC. Upon the occurrence and during the continuance of any Event of Default, Grantor shall not, without Secured Party's prior written consent, grant any extension of the time of payment of any of the Accounts, Chattel Paper, Instruments or amounts due under any Contract or Document, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable


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for the payment thereof, or allow any credit or discount whatsoever thereon other than trade discounts and rebates granted in the ordinary course of Grantor's business.

                  6.5 INSURANCE. Maintain insurance policies insuring the Collateral against loss or damage from such risks and in such amounts and forms and with such companies as are customarily maintained by businesses similar to Grantor.

                  6.6 TAXES, ASSESSMENTS, ETC. Grantor shall pay promptly when due all property and other taxes, assessments and government charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment, Fixtures or Inventory, except to the extent the validity thereof is being contested in good faith and adequate reserves are being maintained in connection therewith.

                  6.7 MAINTENANCE OF RECORDS. Grantor shall keep and maintain at its own cost and expense satisfactory and complete records of the Collateral. Grantor shall not create any Chattel Paper without placing a legend on the Chattel Paper acceptable to Secured Party indicating that Secured Party has a security interest in the Chattel Paper.

                  6.8 RESERVED.

                  6.9 NOTIFICATION REGARDING CHANGES IN INTELLECTUAL PROPERTY. Grantor shall promptly advise Secured Party of any subsequent ownership right or interest of the Grantor in or to any Copyright, Patent, Trademark or License not specified on Schedule D hereto and shall permit Secured Party to amend such Schedule, as necessary, to reflect any addition or deletion to such ownership rights.

                  6.10 DEFENSE OF INTELLECTUAL PROPERTY. Grantor shall (i) protect, defend and maintain the validity and enforceability of the Copyrights, Patents and Trademarks, (ii) use its best efforts to detect infringements of the Copyrights, Patents and Trademarks and promptly advise Secured Party in writing of material infringements detected and (iii) not allow any Copyrights, Patents or Trademarks to be abandoned, forfeited or dedicated to the public without the written consent of Secured Party.

                  6.11 FURTHER ASSURANCES; PLEDGE OF INSTRUMENTS. At any time and from time to time, upon the written request of Secured Party, and at the sole expense of Grantor, Grantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Secured Party may reasonably deem necessary or desirable to obtain the full benefits of this Security Agreement, including, without limitation, (a) using its best efforts to secure all consents and approvals necessary or appropriate for the grant of a security interest to Secured Party in any Contract held by Grantor or in which Grantor has any right or interest not heretofore assigned,
(b) executing, delivering and causing to be filed any financing or continuation statements (including "in lieu" continuation statements) under the UCC with respect to the security interests granted hereby, (c) filing or cooperating with Secured Party in filing any forms or other documents required to be recorded with the United States Patent and Trademark Office, United States Copyright Office, or any actions, filings, recordings or registrations in any foreign jurisdiction or under any international treaty, required to secure or protect Secured Party's interest in Grantor's Collateral, (d) transferring Grantor's


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Collateral to Secured Party's possession (if a security interest in such
Collateral can be perfected by possession), (e) at Secured Party's reasonable request, placing the interest of Secured Party as lienholder on the certificate of title (or similar evidence of ownership) of any vehicle, watercraft or other Equipment constituting Collateral owned by Grantor which is covered by a certificate of title (or similar evidence of ownership), (f) executing and delivering and causing the applicable depository institution, securities intermediary, commodity intermediary or issuer or nominated party under a letter of credit to execute and deliver a collateral control agreement with respect to each new Deposit Account, Securities Account or Commodity Account or Letter-of-Credit Right in or to which Grantor has any right or interest in order to perfect the security interest created hereunder in favor of Secured Party (including giving Secured Party "control" over such Collateral within the meaning of the applicable provisions of Article 8 and Article 9 of the UCC), (g) at Secured Party's reasonable request, executing and delivering or causing to be delivered written notice to insurers of Secured Party's security interest in, or claim in or under, any policy of insurance (including unearned premiums) and (g) at Secured Party's reasonable request, using its best efforts to obtain acknowledgments from bailees having possession of any Collateral and waivers of liens from landlords and mortgagees of any location where any of the Collateral may from time to time be stored or located. Grantor also hereby authorizes Secured Party to file any such financing or continuation statement (including "in lieu" continuation statements) without the signature of Grantor. If any amount payable under or in connection with any of the Collateral is or shall become evidenced by any Instrument, such Instrument, other than checks and notes received in the ordinary course of business and any Instrument in the outstanding or stated amount of less than $25,000, shall be duly endorsed in a manner reasonably satisfactory to Secured Party and delivered to Secured Party promptly and in any event within five (5) business days of Grantor's receipt thereof.

         7. RIGHTS AND REMEDIES UPON DEFAULT.

                  (a) After any Event of Default shall have occurred and while such Event of Default is continuing, Secured Party may exercise in addition to all other rights and remedies granted to it under this Security Agreement, the Note, the Purchase Agreement and under any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Grantor expressly agrees that in any such event Secured Party, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Grantor or any other person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may (i) reclaim, take possession, recover, store, maintain, finish, repair, prepare for sale or lease, shop, advertise for sale or lease and sell or lease (in the manner provided herein) the Collateral, and in connection with the liquidation of the Collateral and collection of the accounts receivable pledged as Collateral, use any Trademark, Copyright, or process used or owned by Grantor and (ii) forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker's board or at any of Secured Party's offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. To the extent Grantor has the right to do so, Grantor authorizes Secured Party, on the terms set forth in this Section 7 to enter the premises where the Collateral is located, to take possession of the Collateral, or any part of it, and to pay, purchase or compromise any encumbrance, charge, or lien which, in the opinion of Secured Party, appears to be prior or superior to its security interest. Secured


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


Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption Grantor hereby releases. Grantor further agrees, at Secured Party's request, to assemble its Collateral and make it available to the Secured Party at places which Secured Party shall reasonably select, whether at Grantor's premises or elsewhere. Secured Party shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale as provided in Section 7(f), below, with Grantor remaining liable for any deficiency remaining unpaid after such application, and only after so paying over such net proceeds and after the payment by Secured Party of any other amount required by any provision of law, need Secured Party account for the surplus, if any, to Grantor. To the maximum extent permitted by applicable law, Grantor waives all claims, damages, and demands against Secured Party arising out of the repossession, retention or sale of the Collateral. Grantor agrees that Secured Party need not give more than ten (10) days' notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. Grantor shall remain liable for any deficiency if the proceeds of any sale or disposition of its Collateral are insufficient to pay all amounts to which Secured Party is entitled from Grantor, Grantor also being liable for the attorney costs of any attorneys employed by Secured Party to collect such deficiency.

         (b) As to any Collateral constituting certificated securities or uncertificated securities, if, at any time when Secured Party shall determine to exercise its right to sell the whole or any part of such Collateral hereunder, such Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under Securities Act of 1933, as amended (as so amended the "ACT"), Secured Party may, in its discretion (subject only to applicable requirements of law), sell such Collateral or part thereof by private sale in such manner and under such circumstances as Secured Party may deem necessary or advisable, but subject to the other requirements of this Section 7(b), and shall not be required to effect such registration or cause the same to be effected. Without limiting the generality of the foregoing, in any such event Secured Party may, in its sole discretion, (i) in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof could be or shall have been filed under the Act; (ii) approach and negotiate with a single possible purchaser to effect such sale; and (iii) restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Collateral or part thereof. In addition to a private sale as provided above in this Section 7(b), if any of such Collateral shall not be freely distributable to the public without registration under the Act at the time of any proposed sale hereunder, then Secured Party shall not be required to effect such registration or cause the same to be effected but may, in its sole discretion (subject only to applicable requirements of law), require that any sale hereunder (including a sale at auction) be conducted subject to such restrictions as Secured Party may, in its sole discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors' rights and the Act and all applicable state securities laws.



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

                  (c) Grantor agrees that in any sale of any of such Collateral, whether at a foreclosure sale or otherwise, Secured Party is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental authority, and Grantor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall Secured Party be liable nor accountable to Grantor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

                  (d) Grantor also agrees to pay all fees, costs and expenses of Secured Party, including, without limitation, reasonable attorneys' fees, incurred in connection with the enforcement of any of its rights and remedies hereunder.

                  (e) Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

                  (f) The Proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed by Secured Party in the following order of priorities:

                  FIRST, to Secured Party in an amount sufficient to pay in full the reasonable costs of Secured Party in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by Secured Party in connection therewith, including, without limitation, reasonable attorneys' fees;

                  SECOND, to Secured Party in an amount equal to the then unpaid Secured Obligations; and

                  FINALLY, upon payment in full of the Secured Obligations, to Grantor or its representatives, in accordance with the UCC or as a court of competent jurisdiction may direct.

         8. INDEMNITY. Grantor agrees to defend, indemnify and hold harmless Secured Party and its officers, employees, and agents against (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Security Agreement and (b) all losses or expenses in any way suffered, incurred, or paid by Secured Party as a result of or in any way arising out of, following or consequential to transactions between Secured Party and Grantor, whether under this Security Agreement or otherwise (including without limitation, reasonable attorneys fees and expenses), except for losses arising from or out of Secured Party's gross negligence or willful misconduct.

         9. LIMITATION ON SECURED PARTY'S DUTY IN RESPECT OF COLLATERAL. Secured Party shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it takes such action as Grantor requests in writing, but failure of Secured Party to comply with any such request shall not in itself be deemed a failure to act reasonably, and no failure of Secured

Party to do any act not so requested shall be deemed a failure to act reasonably.

         10. REINSTATEMENT. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor for liquidation or reorganization, should Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Grantor's property and assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

         11. MISCELLANEOUS.

                  11.1 NO WAIVER; CUMULATIVE REMEDIES.

                  (a) Secured Party shall not by any act, delay, omission or otherwise be deemed to have waived any of its respective rights or remedies hereunder, nor shall any single or partial exercise of any right or remedy hereunder on any one occasion preclude the further exercise thereof or the exercise of any other right or remedy.

                  (b) The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law.

                  (c) None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Grantor and Secured Party.

                  11.2 TERMINATION OF THIS SECURITY AGREEMENT. Subject to
Section 10 hereof, this Security Agreement shall terminate upon the payment and performance in full of the Secured Obligations.

                  11.3 SUCCESSOR AND ASSIGNS. This Security Agreement and all obligations of Grantor hereunder shall be binding upon the successors and assigns of Grantor, and shall, together with the rights and remedies of Secured Party hereunder, inure to the benefit of Secured Party, any future holder of any of the indebtedness and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the lien granted to Secured Party hereunder.

                  11.4 GOVERNING LAW. In all respects, including all matters of construction, validity and performance, this Security Agreement and the Secured Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, except to the extent that the UCC provides for the application of the law of Grantor's State.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

ADDRESS OF GRANTOR                          INTERNET PICTURES CORPORATION

3160 Crow Canyon Road                       By: _______________________________
San Ramon, California  94583                Name:
                                            Title:

TAXPAYER IDENTIFICATION NUMBER OF           JURISDICTION OF ORGANIZATION OF
GRANTOR                                     GRANTOR

52-2213841                                  DELAWARE

ACCEPTED AND ACKNOWLEDGED BY:

IMAGE INVESTOR PORTFOLIO,
a separate series of

MEMPHIS ANGELS, LLC,
a Delaware limited liability company


By:  PARADIGM CAPITAL EQUITY PARTNERS, LLC,
       Its Manager

      By:  PARADIGM HOLDINGS,
               Its Managing Member

           By: ________________________________
           Name:
           Title:








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